Exhibit 99.1

Hawthorn Bancshares Announces First Quarter Earnings

Jefferson City, Mo. — May 16, 2016 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the first quarter ended March 31, 2016.

Net income for the current quarter was $2.0 million, or $0.37 per diluted share, compared to $2.0 million, or $0.37 per diluted share, for the linked quarter ended December 31, 2015 and $2.1 million, or $0.39 per diluted share, for the quarter ended March 31, 2015.

The year-to-date annualized return on average common equity was 9.02% and the annualized return on average assets was 0.66% for the current year compared to 8.97% and 0.65% for the prior linked quarter, respectively, and 10.60% and 0.73%, respectively, for the prior year quarter.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continued to report positive earnings performance for the current quarter with net income of $2.0 million equal to the prior linked quarter and the prior year quarter.  Our earnings for the first quarter 2016 were negatively impacted when compared to the prior linked quarter and the prior year quarter by lower yields in our loan portfolio driven by recoveries of nonaccrual interest recorded last year and the continued low rate environment in spite of higher levels of average outstanding loans.  In addition, the yield on our investment securities has continued to fall due to higher yielding securities being replaced with current lower market yields.  As a result, our net interest margin decreased from the prior linked quarter and the prior year quarter by 14 basis points and 20 basis points, respectively, to the current quarter level of 3.51%. Due to continued loan growth and our analysis of the risks in the loan portfolio, the company recorded a provision for loan losses of $250,000 during the current quarter while no provision was recorded for either the prior linked quarter or the prior year quarter.  Partially offsetting this increase in expense was a $472,000 securities gain recognized in the current quarter.  Non-interest expense of $9.1 million was below the prior linked quarter by $0.5 million, or 5%, and above the prior year quarter by $0.4 million, or 4%.”

Net Interest Income

Net interest income decreased by $0.4 million, or 3.8%, from $10.4 million for the prior link quarter to $9.8 million for the current quarter ended March 31, 2016 and decreased $0.1 million from the prior year quarter. Average loans increased $7.6 million, or 0.9%, from the prior link quarter and $9.4 million, or 1.1%, from the prior year quarter. The net interest margin of 3.51% for the current quarter was down 14 basis points from the prior linked quarter and 20 basis points from the prior year quarter ended March 31, 2015.

Non-Interest Income and Expense

Non-interest income for the quarter ended March 31, 2016 was $2.4 million compared to $2.4 million for the prior linked quarter and $2.0 million for the prior year quarter.  Although the change from the prior linked quarter was flat, investment securities gains of $0.5 million realized in the current quarter were primarily offset by a $0.3 million decrease in combined real estate service fees, net and gain on sale of mortgage loans, net resulting from reduced market demand.  The $0.5 million increase over the prior year quarter was primarily due to the aforementioned investment securities gains.

Non-interest expense was $9.1 million for the quarter ended March 31, 2016 compared to $9.5 million for the prior link quarter, and $8.7 million for the prior year quarter ended March 31, 2015. The $0.4 million decrease from the linked December 2015 quarter primarily resulted from lower operating costs including processing expenses, advertising and promotion expense, occupancy expense and charitable donations. The $0.4 million increase from the prior year quarter was mostly due to increased real estate foreclosure expense of $0.3 million caused by lower gains on sale of foreclosed property and higher costs to maintain foreclosed properties in the current quarter.

Allowance for Loan Losses

The Company’s level of non-performing loans continued to improve during the current quarter to 1.03% of total loans at March 31, 2016, compared to 1.19% at December 31, 2015 and 3.38% at March 31, 2015. During the quarter ended March 31, 2016, the Company recorded net charge-offs of $223,000, or 0.03% of average loans, compared to net charge-offs of $642,000, or 0.07% of average loans for the quarter ended December 31, 2014 and net recoveries of $662,000, or (0.08%) of average loans for the quarter ended March 31, 2015.  The net recoveries in the prior year quarter related primarily to two loan relationships.  The allowance for loan losses at March 31, 2016 was $8.6 million, or 0.99% of outstanding loans, 96.01% of non-performing loans and 275.05% of nonperforming loans when excluding accruing TDR’s. At December 31, 2015, the allowance for loan losses was $8.6 million, or 0.99% of outstanding loans, 83.75% of non-performing loans and 194.48% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2016.

Financial Condition

Comparing March 31, 2016 balances with December 31, 2015, total assets increased $33.2 million to $1.2 billion. Asset growth occurred in investment securities which increased $10.8 million, or 4.4%, and gross loans which increased $10.2 million, or 1.2%. Total deposits increased $45.4 million to $992.6 million while federal funds purchased and securities sold under agreements to repurchase decreased $15.3 million to $41.5 million at March 31, 2016. During the same period, stockholders’ equity increased 2.9% to $89.9 million, or 7.3% of total assets. The total risk based capital ratio of 14.65% and the leverage ratio of 9.90% at March 31, 2016 far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

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About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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